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                                                                     EXHIBIT 8.2

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
                                                                ATTORNEYS AT LAW                San Francisco, CA
                 [LOGO]                                         Five Palo Alto Square           415 693-2000
                                                                3000 El Camino Real             Menlo Park, CA
May 22, 1997                                                    Palo Alto, CA                   415 843-5000
                                                                94306-2155                      San Diego, CA
                                                                Main 415 843-5000               619 550-6000
                                                                Fax  415 857-0663               Boulder, CO
                                                                http://www.cooley.com           303 546-4000
                                                                WEBB B. MORROW III              Denver, CO
                                                                415 843-5080                    303 606-4800
                                                                morrowwb@cooley.com
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VeriFone, Inc.
Three Lagoon Drive
Redwood City, CA 95065

Ladies and Gentlemen:

    This opinion is being delivered in connection with Section 6.1(d) of the Agreement and Plan of Reorganization dated as of April 22, 1997 (the "Reorganization Agreement") by and among Hewlett-Packard Company, a California corporation ("Parent"), Tower Bridge Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub") and VeriFone, Inc., a Delaware corporation (the "Company"). Pursuant to the Reorganization Agreement, Merger Sub will merge into the Company (the "Merger").

    Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    The undersigned is counsel to the Company. As such, and for the purpose of rendering this opinion, counsel has examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

    a.  The Reorganization Agreement;

    b. the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission (the "Registration Statement");

    c. representation letters of Parent and Merger Sub and the Company (the "Officer's Certificates"); and

    d. such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, it has been assumed (without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof;
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VeriFone Inc.
May 22, 1997
Page 2

    2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including but not limited to those set forth in the Reorganization Agreement (including the exhibits) and the Officer's Certificates; and that all covenants contained in such agreements are or will be performed without waiver or breach of any material provision thereof; and

    3. There is no plan or intention on the part of the Company's stockholders to engage in a sale, exchange, transfer, distribution, pledge or other disposition (including a distribution by a corporation to its stockholders) or any transaction which would result in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock to be received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value of all of the capital stock of the Company outstanding immediately prior to the consummation of the Merger. Shares of the Company capital stock which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of the Company which are exchanged in the Merger for shares of Parent Common Stock which are then disposed of pursuant to a plan.

    Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that:

    (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a); and

    (b) the discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

    This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

    No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any other transaction whatsoever including the Merger if all the transactions described in the Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

    This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
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VeriFone Inc.
May 22, 1997
Page 3

    This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be distributed or otherwise made available to any other person or entity without our prior written consent. We hereby consent to the reference to this opinion in (and its filing as an exhibit to) the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By: /s/ WEBB B. MORROW III
   -------------------------------
   Webb B. Morrow III

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